Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the proxy statement/prospectus constituting part of this Registration Statement (Form S-4) of our report dated March 15, 2012, relating to the consolidated balance sheets of BNC Bancorp and its subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011, included in its Annual Report on Form 10-K for the year ended December 31, 2011, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert & Holland, L.L.P.

Raleigh, North Carolina

June 29, 2012